Ex. 99.28(g)(1)(xxix)

Amendment to

 Master Global Custody Agreement Between

the Customer and JPMorgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement between the Customer and JPMorgan Chase Bank, N.A. dated August 12, 2009, as amended (the “Agreement”), is by and among JNL Series Trust and JNL Investors Series Trust (each individually a “Trust” and together, the “Trusts”) and JNL Variable Fund LLC (the “Fund”) and JPMorgan Chase Bank, National Association (the “Custodian”).

Whereas, the Custodian and the Trusts and Fund (the “Parties”) have entered into the Agreement by which the Custodian provides certain custodial services relating to securities and other assets of each Trust and the Fund.

Whereas, the Parties wish to amend certain custody fees, as outlined in Schedule 7 of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule 7 of the Agreement is hereby deleted and replaced, in its entirety, with Schedule 7, effective January 1, 2020, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each Trust, the Fund, and the Custodian hereby each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Trusts, the Fund, or the Custodian to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective as of January 1, 2020.

JNL Series Trust JNL Investors Series Trust JNL Variable Fund LLC		JPMorgan Chase Bank, National Association

By:	/s/ Kristen K. Leeman	By:	/s/ Brian Eckert
Name:	Kristen K. Leeman	Name:	Brain Eckert
Title:	Assistant Secretary	Title:	Executive Director 12/20/2019

[Fee Schedule Omitted]